Exhibit 99.1

Consolidated Water Reports Third Quarter 2026 Results

GEORGE TOWN, Grand Cayman, Cayman Islands, November 9, 2026 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading designer, builder and operator of advanced water treatment plants, reported results for the third quarter ended September 30, 2026. All comparisons are to the same prior-year period unless otherwise noted.

Consolidated Water will hold a conference call at 11:00 a.m. Eastern time tomorrow to discuss the results (see dial-in information below).

Third Quarter 2026 Financial Summary

●	Total revenue decreased 11.9% to $30.9 million from $35.1 million, due to lower services and manufacturing revenue, partially offset by increases in retail and bulk revenue.
●	Retail revenue increased 5.7% to $8.2 million, principally due to higher energy pass-through charges and an increased rate for a major commercial customer, offsetting lower retail rates under the new license.
●	Bulk revenue increased 20.8% to $10.1 million, principally due to higher energy pass-through charges and, to a lesser extent, revenue from the new Cat Island, Bahamas desalination plants.
●	Manufacturing revenue decreased 39.7% to $2.8 million due to a decrease in the total dollar amount of contracts completed and in progress.
●	Services revenue decreased 31.7% to $9.8 million. Construction revenue declined to $3.5 million from $6.4 million. Recurring operations and maintenance (O&M) revenue decreased to $6.1 million from $7.7 million, primarily due to the expiration of contracts with three customers in California in the first quarter of 2026.
●	Net income from continuing operations attributable to company stockholders totaled $2.4 million or $0.15 per diluted share, compared to $5.6 million or $0.34 per diluted share in the third quarter of 2025.
●	Including discontinued operations, net income attributable to company stockholders totaled $2.3 million or $0.14 per diluted share, compared to $5.5 million or $0.34 per diluted share in the third quarter of 2025.
●	Cash and cash equivalents totaled $129.2 million and working capital was $145.1 million as of September 30, 2026.

Third Quarter 2026 Operational Summary

●	Cayman Water’s new 25-year retail water license became effective August 1, 2026, establishing a long-term regulatory framework and preserving the company’s exclusive right to produce, distribute and sell potable water within its licensed service area in Grand Cayman, Cayman Islands.
●	Received approximately $10.1 million in purchase orders from a municipality on Florida’s east coast to design, fabricate and deliver nanofiltration membrane water treatment equipment and horizontal cartridge filters. These represent the company’s largest municipal membrane-based water treatment equipment and horizontal cartridge filter orders to date. Delivery is scheduled for November 2027.
●	Advanced the Hawaii seawater desalination project. In July 2026, the Honolulu Board of Water Supply issued a Limited Notice to Proceed releasing approximately $6 million for long-lead equipment procurement.

Management Commentary

“Increases to our third-quarter retail and bulk revenue were offset by lower construction, O&M and manufacturing revenue,” said Consolidated Water CEO Rick McTaggart.

“Cayman Water’s new 25-year retail license, effective August 1, 2026, establishes a long-term regulatory framework and provides exclusive rights within our licensed service area. The new rate structure lowers base rates for customers and retains an annual water rate adjustment mechanism, subject to regulatory verification and approval. Although lower retail rates reduced quarterly retail gross profit, higher energy pass-through charges, a 1% increase in water sales volume, and an increased rate for a major commercial customer increased retail revenue.

“Our bulk segment revenue increased primarily from higher energy pass-through charges and, to a lesser extent, revenue from our new Cat Island, Bahamas desalination plants. Bulk gross profit increased, but higher diesel costs and incremental maintenance expenses reduced gross margin as a percentage of revenue.

“Manufacturing revenue declined as the total dollar amount of contracts completed and in progress decreased. Based on current projections, we continue to expect full-year 2026 manufacturing revenue to be below 2025 levels. However, during the quarter we announced approximately $10.1 million in purchase orders from a municipality on Florida’s east coast for nanofiltration membrane water treatment equipment and horizontal cartridge filters for delivery in November 2027. These orders, which are our largest municipal membrane equipment and horizontal cartridge filter orders to date, demonstrate the breadth of our manufacturing capabilities.

“Additionally, we have bid for water equipment manufacturing projects valued at approximately $10 million that are expected to be decided and awarded in the fourth quarter of this year and are tracking approximately $45 million in Florida municipal water projects that are expected to go out for bid within the next six months. Our excellent reputation, world-class manufacturing capabilities, and deep knowledge of the Florida water equipment market should help us be very competitive on these new opportunities. All of this bodes well for a strong 2027 for our manufacturing business.

“After quarter-end, we announced on October 12 that we had been awarded an approximately $39.8 million design-build agreement by the City of Pismo Beach, California, for the Central Coast Blue Advanced Water Purification Facility. We were selected through a competitive procurement process to design, construct, and test the facility, train City personnel and support initial operations. The project is intended to provide a new local, drought-resistant water supply and help protect the groundwater basin from seawater intrusion. Construction is anticipated to begin in spring 2027, with design, permitting, construction, startup and commissioning expected to span approximately 24 months overall.

“In Hawaii, the July Limited Notice to Proceed authorized approximately $6 million for critical long-lead equipment for our planned Kalaeloa desalination facility. Early procurement should help reduce scheduling pressure and position us to advance construction efficiently once the remaining permits and approvals are secured.

“Design and construction of the Hawaii project represents more than $150 million of contracted backlog which has not yet been recognized as revenue. Once construction of this project commences in the first half of 2027, we expect it to have a significant impact on our revenue and earnings. Recent approvals from the State Historic Preservation Division and the Hawaii Department of Health allow us to pursue remaining permits and approvals. The Honolulu Board of Water Supply remains supportive and has granted schedule extensions to reflect the permitting process. We anticipate beginning construction in the first half of 2027, subject to obtaining the remaining permits and approvals. Following commissioning, we are contracted to operate and maintain the Kalaeloa facility for 20 years, with two additional five-year extension options at the client’s discretion.

“Looking ahead, we remain focused on executing our projects, serving our customers and pursuing opportunities that build on our water-treatment expertise. We believe our diversified business and disciplined approach to growth provide a solid foundation for the future. Our priority remains translating these strengths into sustainable long-term growth and enhanced shareholder value.”

Third Quarter 2026 Financial Results

Revenue totaled $30.9 million, decreasing 11.9% from $35.1 million in the third quarter of 2025. The decrease reflected lower services and manufacturing revenue, partially offset by increased retail and bulk revenue.

Retail revenue increased 5.7% to $8.2 million from $7.8 million, principally due to higher pass-through energy charges and an increased rate for a major commercial water customer. These factors offset the impact of lower retail water rates effective August 1, 2026, under the new retail license. Water sales volume increased approximately 1%.

Bulk revenue increased 20.8% to $10.1 million from $8.4 million, principally due to higher pass-through energy charges at CW-Bahamas and, to a lesser extent, revenue from its new Cat Island plants.

Services revenue decreased 31.7% to $9.8 million from $14.3 million. Construction revenue declined to $3.5 million from $6.4 million due to a decrease in the number and total value of construction projects. O&M revenue decreased to $6.1 million from $7.7 million, primarily due to the expiration of contracts with three customers in California in the first quarter of 2026. Design and consulting revenue was $177,000 compared to $214,000.

Manufacturing revenue decreased 39.7% to $2.8 million from $4.7 million due to a decrease in the total dollar amount of contracts completed and in progress. The company expects full-year 2026 manufacturing revenue to be below 2025 levels based on current projections.

Gross profit for the third quarter of 2026 was $9.8 million (31.8% of total revenue), compared to $12.9 million (36.9% of total revenue) in the third quarter of 2025.

Net income from continuing operations attributable to Consolidated Water stockholders for the third quarter of 2026 was $2.4 million or $0.15 per diluted share, compared to $5.6 million or $0.34 per diluted share in the third quarter of 2025.

Including discontinued operations, net income attributable to Consolidated Water stockholders for the third quarter of 2026 was $2.3 million or $0.14 per diluted share, compared to $5.5 million or $0.34 per diluted share in the third quarter of 2025.

As of September 30, 2026, cash and cash equivalents totaled $129.2 million, working capital was $145.1 million, and equity attributable to Consolidated Water stockholders was $226.2 million.

First Nine Months 2026 Financial Results

Revenue for the first nine months of 2026 was $93.8 million, down 8.5% from $102.4 million in the same year-ago period. Manufacturing revenue decreased by $8.8 million, services revenue decreased by $3.2 million, and retail revenue decreased by $0.4 million. These decreases were partially offset by a $3.7 million increase in bulk revenue.

Retail revenue decreased to $25.4 million from $25.8 million, reflecting a 4.1% decrease in water sales volume. The decrease in volume was attributable to significantly greater rainfall on Grand Cayman in 2026 compared to 2025, when rainfall was well below historical norms.

Bulk revenue increased 14.9% to $28.8 million from $25.1 million, principally due to higher pass-through energy charges at CW-Bahamas and, to a lesser extent, revenue from its new Cat Island plants.

Services revenue decreased 9.0% to $32.6 million from $35.8 million. Construction revenue was $10.9 million compared to $11.4 million in the same year-ago period. O&M revenue decreased 11.2% to $21.0 million from $23.7 million due to the expiration of contracts with three customers in California in the first quarter of 2026. Design and consulting revenue was $642,000 compared to $716,000.

Manufacturing revenue decreased 56.1% to $6.9 million from $15.7 million due to a decrease in the total dollar amount of contracts completed and in progress.

Gross profit for the first nine months of 2026 was $31.7 million (33.8% of total revenue), down 16.8% from $38.1 million (37.2% of total revenue) in the same year-ago period.

Net income from continuing operations attributable to Consolidated Water stockholders for the first nine months of 2026 was $10.2 million or $0.64 per diluted share, compared to $15.7 million or $0.97 per diluted share for the first nine months of 2025.

Including discontinued operations, net income attributable to Consolidated Water stockholders for the first nine months of 2026 was $10.0 million or $0.62 per diluted share, compared to $15.4 million or $0.96 per diluted share in the same period of 2025.

Third Quarter 2026 Segment Results

	Three Months Ended September 30, 2026
	Retail	Bulk	Services	Manufacturing	Corporate	Total
Revenue	$8,211,690	$10,138,396	$9,760,608	$2,811,843	$—	$30,922,537
Cost of revenue	4,027,544	6,759,416	8,439,025	1,878,489	—	21,104,474
Gross profit	4,184,146	3,378,980	1,321,583	933,354	—	9,818,063
General and administrative expenses	996,481	460,820	1,579,402	524,577	4,068,376	7,629,656
Loss on asset dispositions, net	(1,928)	—	—	(100,057)	—	(101,985)
Income (loss) from operations	3,185,737	2,918,160	(257,819)	308,720	(4,068,376)	2,086,422
Interest income	40,114	16,714	218,435	1	200,268	475,532
Interest expense	—	—	(255)	—	(7,849)	(8,104)
Income from affiliate	—	—	—	—	81,232	81,232
Other	24,257	3,369	300	60	(178)	27,808
Other income, net	64,371	20,083	218,480	61	273,473	576,468
Income (loss) before income taxes	3,250,108	2,938,243	(39,339)	308,781	(3,794,903)	2,662,890
Provision for income taxes	—	—	61,534	65,731	—	127,265
Net income (loss) from continuing operations	3,250,108	2,938,243	(100,873)	243,050	(3,794,903)	2,535,625
Income from continuing operations attributable to non-controlling interests	—	151,728	—	—	—	151,728
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	$3,250,108	$2,786,515	$(100,873)	$243,050	$(3,794,903)	2,383,897
Net loss from discontinued operations						(61,627)
Net income attributable to Consolidated Water Co. Ltd. stockholders						$2,322,270

	Three Months Ended September 30, 2025
	Retail	Bulk	Services	Manufacturing	Corporate	Total
Revenue	$7,770,344	$8,394,614	$14,289,315	$4,664,433	$—	$35,118,706
Cost of revenue	3,447,262	5,484,613	10,444,894	2,796,028	—	22,172,797
Gross profit	4,323,082	2,910,001	3,844,421	1,868,405	—	12,945,909
General and administrative expenses	952,102	267,292	1,955,186	459,038	3,585,104	7,218,722
Gain on asset dispositions, net	6,600	—	22,495	5,000	—	34,095
Income (loss) from operations	3,377,580	2,642,709	1,911,730	1,414,367	(3,585,104)	5,761,282
Interest income	45,787	190,772	175,407	1	225,565	637,532
Interest expense	—	—	(901)	—	—	(901)
Income (loss) from affiliates	—	—	—	(935)	81,249	80,314
Other	19,797	3,651	70,998	90	(254)	94,282
Other income (loss), net	65,584	194,423	245,504	(844)	306,560	811,227
Income (loss) before income taxes	3,443,164	2,837,132	2,157,234	1,413,523	(3,278,544)	6,572,509
Provision for income taxes	—	—	492,401	334,608	—	827,009
Net income (loss) from continuing operations	3,443,164	2,837,132	1,664,833	1,078,915	(3,278,544)	5,745,500
Income from continuing operations attributable to non-controlling interests	—	175,936	—	—	—	175,936
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	$3,443,164	$2,661,196	$1,664,833	$1,078,915	$(3,278,544)	5,569,564
Net loss from discontinued operations						(37,220)
Net income attributable to Consolidated Water Co. Ltd. stockholders						$5,532,344

First Nine Months Segment Results

	Nine Months Ended September 30, 2026
	Retail	Bulk	Services	Manufacturing	Corporate	Total
Revenue	$25,449,695	$28,817,225	$32,597,525	$6,902,154	$—	$93,766,599
Cost of revenue	11,475,671	19,217,646	26,552,727	4,823,090	—	62,069,134
Gross profit	13,974,024	9,599,579	6,044,798	2,079,064	—	31,697,465
General and administrative expenses	2,798,587	1,205,190	4,839,719	1,529,557	11,918,693	22,291,746
Gain (loss) on asset dispositions, net	(54,093)	—	19,279	(100,057)	—	(134,871)
Income (loss) from operations	11,121,344	8,394,389	1,224,358	449,450	(11,918,693)	9,270,848
Interest income	115,166	379,033	703,489	2	570,655	1,768,345
Interest expense	—	—	(3,228)	—	(8,091)	(11,319)
Income (loss) from affiliates	—	—	—	(9,062)	203,324	194,262
Other	67,318	19,614	685	7,618	150	95,385
Other income (loss), net	182,484	398,647	700,946	(1,442)	766,038	2,046,673
Income (loss) before income taxes	11,303,828	8,793,036	1,925,304	448,008	(11,152,655)	11,317,521
Provision for income taxes	—	—	542,043	55,668	—	597,711
Net income (loss) from continuing operations	11,303,828	8,793,036	1,383,261	392,340	(11,152,655)	10,719,810
Income from continuing operations attributable to non-controlling interests	—	478,122	—	—	—	478,122
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	$11,303,828	$8,314,914	$1,383,261	$392,340	$(11,152,655)	10,241,688
Net loss from discontinued operations						(210,243)
Net income attributable to Consolidated Water Co. Ltd. stockholders						$10,031,445

	Nine Months Ended September 30, 2025
	Retail	Bulk	Services	Manufacturing	Corporate	Total
Revenue	$25,819,712	$25,081,146	$35,815,785	$15,708,527	$—	$102,425,170
Cost of revenue	10,929,083	16,807,609	26,563,654	10,040,643	—	64,340,989
Gross profit	14,890,629	8,273,537	9,252,131	5,667,884	—	38,084,181
General and administrative expenses	2,726,531	1,008,123	6,143,566	1,653,668	10,991,031	22,522,919
Gain on asset dispositions, net	37,416	—	52,131	5,000	—	94,547
Income (loss) from operations	12,201,514	7,265,414	3,160,696	4,019,216	(10,991,031)	15,655,809
Interest income	123,702	622,345	580,061	3	685,003	2,011,114
Interest expense	—	—	(3,614)	—	—	(3,614)
Income (loss) from affiliates	—	—	—	(35,198)	198,265	163,067
Other	55,500	25,526	69,038	254	(585)	149,733
Other income (loss), net	179,202	647,871	645,485	(34,941)	882,683	2,320,300
Income (loss) before income taxes	12,380,716	7,913,285	3,806,181	3,984,275	(10,108,348)	17,976,109
Provision for income taxes	—	—	870,688	962,245	—	1,832,933
Net income (loss) from continuing operations	12,380,716	7,913,285	2,935,493	3,022,030	(10,108,348)	16,143,176
Income from continuing operations attributable to non-controlling interests	—	470,741	—	—	—	470,741
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	$12,380,716	$7,442,544	$2,935,493	$3,022,030	$(10,108,348)	15,672,435
Net loss from discontinued operations						(252,857)
Net income attributable to Consolidated Water Co. Ltd. stockholders						$15,419,578

The following table presents the company’s revenue disaggregated by revenue source.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Retail revenue	$8,211,690	$7,770,344	$25,449,695	$25,819,712
Bulk revenue	10,138,396	8,394,614	28,817,225	25,081,146
Services revenue	9,760,608	14,289,315	32,597,525	35,815,785
Manufacturing revenue	2,811,843	4,664,433	6,902,154	15,708,527
Total revenue	$30,922,537	$35,118,706	$93,766,599	$102,425,170

Services revenue consists of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Construction revenue	$3,483,375	$6,360,333	$10,922,555	$11,404,500
Operations and maintenance revenue	6,100,605	7,715,000	21,033,065	23,695,704
Design and consulting revenue	176,628	213,982	641,905	715,581
Total services revenue	$9,760,608	$14,289,315	$32,597,525	$35,815,785

Conference Call

Consolidated Water management will host a conference call tomorrow to discuss these results, followed by a question-and-answer period.

Date: Tuesday, November 10, 2026

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Participant web phone: click here

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting with the call, please contact Encore at 1-949-432-7450.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through November 17, 2026, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-855-669-9658

International replay number: 1-412-317-0088

Replay ID: 5866966

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water treatment plants and water distribution systems. The company designs, constructs and operates seawater desalination facilities in the Cayman Islands, The Bahamas and the British Virgin Islands, and designs, constructs and operates water treatment and reuse facilities in the United States.

The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment.

For more information, visit cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These forward-looking statements include, but are not limited to, statements regarding the anticipated construction schedule and completion of the Kalaeloa desalination facility; the effect of permitting delays on that schedule; the company’s and the Honolulu Board of Water Supply’s efforts to mitigate those delays; the company’s ability to perform its design, build, operate and maintain obligations with respect to the Kalaeloa facility, including the anticipated 20-year operating term and any exercise of the related extension options; the company’s ability to design, fabricate and deliver the Florida purchase orders on the anticipated schedule, including by November 2027; expected 2026 and 2027 manufacturing revenue; the outcome of pending bids and anticipated future bid opportunities; the anticipated schedule for, and the company’s performance under, the City of Pismo Beach design-build agreement; and the expected effects of the new Cayman Water retail license on the company’s retail revenue and operating income. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments and clients of the jurisdictions in which it operates; (iii) the timing and outcome of permitting and other regulatory approvals affecting the Kalaeloa facility; (iv) the company’s ability to procure equipment and perform its contractual obligations on the anticipated timeline and budget, including with respect to the Kalaeloa facility, the Pismo Beach design-build agreement and the Florida purchase orders; (v) the collection of its delinquent accounts receivable in The Bahamas; (vi) future rate determinations by the Utility Regulation and Competition Office and Cayman Water’s compliance with the terms of its retail license; (vii) cost overruns and liquidated damages under fixed-price contracts; and (viii) various other risks such as economic, operational, and industry-specific risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
David W. Sasnett
Executive Vice President and CFO
Tel (954) 509-8200
Email Contact

Investor & Media Contact:
Ron Both or Grant Stude
Encore Investor Relations
Tel (949) 432-7450
Email Contact

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$129,150,692	$123,788,390
Accounts receivable, net	32,249,730	32,768,537
Inventory	5,943,853	3,736,845
Prepaid expenses and other current assets	6,591,268	5,927,675
Contract assets	2,434,620	3,290,815
Current assets of discontinued operations	139,315	124,630
Total current assets	176,509,478	169,636,892
Property, plant and equipment, net	58,663,871	55,151,758
Construction in progress	4,300,489	6,695,656
Inventory, noncurrent	5,751,769	5,563,142
Investment in affiliates	1,191,736	1,186,849
Goodwill	12,861,404	12,861,404
Intangible assets, net	1,884,276	2,101,555
Operating lease right-of-use assets	2,562,762	2,930,441
Other assets	1,032,998	1,437,648
Total assets	$264,758,783	$257,565,345

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$10,340,948	$9,620,880
Accrued compensation	3,490,382	3,039,142
Dividends payable	2,289,216	2,285,317
Current maturities of operating leases	781,019	661,047
Current portion of long-term debt	—	47,549
Contract liabilities	14,211,398	11,528,634
Deferred revenue	62,937	248,719
Current liabilities of discontinued operations	277,497	271,159
Total current liabilities	31,453,397	27,702,447
Long-term debt, noncurrent	—	25,954
Deferred tax liabilities	568,397	707,444
Noncurrent operating leases	1,805,606	2,297,161
Other liabilities	78,000	153,000
Total liabilities	33,905,400	30,886,006
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 35,580 and 39,507 shares, respectively	21,348	23,704
Common stock, $0.60 par value. Authorized 49,800,000 and 24,800,000 shares, respectively; issued and outstanding 16,015,573 and 15,945,233 shares, respectively	9,609,344	9,567,140
Additional paid-in capital	96,495,857	95,310,630
Retained earnings	120,041,877	116,749,048
Total Consolidated Water Co. Ltd. stockholders' equity	226,168,426	221,650,522
Non-controlling interests	4,684,957	5,028,817
Total equity	230,853,383	226,679,339
Total liabilities and equity	$264,758,783	$257,565,345

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue	$30,922,537	$35,118,706	$93,766,599	$102,425,170
Cost of revenue	21,104,474	22,172,797	62,069,134	64,340,989
Gross profit	9,818,063	12,945,909	31,697,465	38,084,181
General and administrative expenses	7,629,656	7,218,722	22,291,746	22,522,919
Gain (loss) on asset dispositions, net	(101,985)	34,095	(134,871)	94,547
Income from operations	2,086,422	5,761,282	9,270,848	15,655,809

Other income (expense):
Interest income	475,532	637,532	1,768,345	2,011,114
Interest expense	(8,104)	(901)	(11,319)	(3,614)
Equity in the earnings of affiliates	81,232	80,314	194,262	163,067
Other	27,808	94,282	95,385	149,733
Other income, net	576,468	811,227	2,046,673	2,320,300
Income before income taxes	2,662,890	6,572,509	11,317,521	17,976,109
Provision for income taxes	127,265	827,009	597,711	1,832,933
Net income from continuing operations	2,535,625	5,745,500	10,719,810	16,143,176
Income from continuing operations attributable to non-controlling interests	151,728	175,936	478,122	470,741
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	2,383,897	5,569,564	10,241,688	15,672,435
Net loss from discontinued operations	(61,627)	(37,220)	(210,243)	(252,857)
Net income attributable to Consolidated Water Co. Ltd. stockholders	$2,322,270	$5,532,344	$10,031,445	$15,419,578

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.15	$0.35	$0.64	$0.98
Discontinued operations	(0.00)	(0.00)	(0.01)	(0.01)
Basic earnings per share	$0.14	$0.35	$0.63	$0.97

Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.15	$0.34	$0.64	$0.97
Discontinued operations	(0.00)	(0.00)	(0.01)	(0.01)
Diluted earnings per share	$0.14	$0.34	$0.62	$0.96

Dividends declared per common and redeemable preferred shares	$0.14	$0.14	$0.42	$0.39

Weighted average number of common shares used in the determination of:
Basic earnings per share	16,010,729	15,924,851	16,003,706	15,919,167
Diluted earnings per share	16,115,520	16,054,557	16,110,340	16,047,312